CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of June 8, 2006 (the “Effective Date”), by and between China Industrial Waste Management, Inc., a Nevada corporation (“CIW”), having an office at 1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China 116100 and Ms. Mui Chiu Yeung, an individual with offices at Ying Fuk Court, Room 3402, Wong Tai Sin, KLN Hong Kong ("Consultant") and Mr. Chi Chuen Emil Cheung , an individual with offices at Chueng Fung Industrial Building, Room 1202, 12F, 23-39 Pak Tin Par Street, Tsuen Wan, N.T. Hong Kong ("Consultant").

WHEREAS, CIW desires to engage the Consultants (Consultant), and Consultant agrees to be engaged, to provide certain services to CIW as described herein;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein, Consultant and CIW agree to the following terms and conditions:

1.	Consultant's Engagement
1.1.
CIW hereby engages Consultant, and Consultant agrees to be engaged, on the terms and conditions set forth in this Agreement to perform consulting and advisory services to CIW pertaining to: creating a business plan with long term and short term objectives, assisting management with the implementation of business goals and objectives, analyzing the Company’s business and revenue models, providing general research information regarding growth in the waste management and recycling field, identifying potential acquisition targets, assisting with due diligence information related current and future projects, advising management with regards to government contracts and projects, assisting with the preparation of permits and government approvals, and assisting management with business related issues that may arise from time to time during the term of this Agreement (the “Services”).

1.2.	Consultant shall undertake and accomplish the Services in accordance with standards acceptable to CIW.

2.	Independent Contractor Status
2.1.
Consultant shall be an independent contractor and Consultant acknowledges and confirms to CIW his status as an independent contractor. Nothing herein shall be deemed or construed to create a joint venture, partnership, agency or employee/employer relationship between the parties for any purpose, including but not limited to taxes or employee benefits. Consultant understands and agrees that during his assignment to CIW, Consultant will be solely responsible for: (i) complying with all federal, state and local laws, ordinances, regulations and orders with respect to the performance of Services, (ii) paying all filing fees and federal, state and local taxes (including income tax, self-employment tax, FICA, FUTA and other taxes applicable to his services to CIW under this Agreement, (iii) paying all amounts required under local, state and federal workers’ compensation acts, disability benefit acts, unemployment insurance acts and other employee benefits acts when due.

3.	No Power to Act on Behalf of CIW
3.1.
Consultant shall not have any right, power or authority to create any obligation, express or implied, or make representation on behalf of CIW, and Consultant shall not hold himself out to the public or to any CIW customer, vendor or other party as having any right, power or authority to create any obligation, express or implied, or to make representations on behalf of CIW, except as Consultant may be expressly authorized in advance in writing from time to time by CIW and then only to the extent of such authorization.

4.	Fees and Expenses
4.1.
In consideration of the Services to be provided by Consultant, CIW shall pay to Consultant the sum of 50,000 shares of common stock to Ms. Yeung and 30,000 shares of common stock to Mr. Cheung. Payment shall be made within thirty days of signing this agreement.

4.2.
CIW shall reimburse Consultant for all actual, authorized, out-of-pocket costs or expenses incurred by Consultant in connection with Consultant's Services within thirty (30) days of CIW’s receipt of appropriate documentation.

5.	Consultant’s Covenants
5.1.	Consultant covenants to CIW as follows:

5.1.1.	Consultant will comply at all times with all applicable laws and regulations of any jurisdiction in which Consultant acts;

5.1.2.	Consultant will comply with all applicable CIW policies and standards and shall carry out the Services in a manner consistent with the ethical and professional standards of CIW;

5.1.3.
Consultant will comply at all times with all security provisions in effect from time to time at CIW’s premises, with respect to access to premises, and all materials belonging to CIW. Consultant agrees that if Services are to be performed on the premises or facilities of CIW, then Consultant shall be allowed access only during the period established by the occupant of such premises or facilities as the normal work hours of its employees at such premises or facilities; and

5.1.4.
Consultant shall not use CIW’s name, trademarks, logos, or other corporate identifications in any promotional materials or other communications with third parties without CIW’s prior written consent in each instance.

6.	Confidential Information
6.1.
During the course of carrying out the Services, Consultant may have access to information that relates to CIW’s past, present, or future research, development, or business activities and any proprietary products, materials, services, or technical knowledge that is regarded and treated as confidential by CIW (collectively, the “Confidential Information”). In connection therewith, the following subsections shall apply:

6.1.1.	The Confidential Information may be used by Consultant only to assist Consultant’s performance of the Services;

6.1.2.
Consultant will protect the confidentiality of the Confidential Information according to standards that are at least as high as those employed by CIW. Access to the Confidential Information shall be restricted to Consultant, and Consultant shall not disclose Confidential Information to any third party;

6.1.3.	The Confidential Information may not be copied or reproduced without CIW’s prior written consent;

6.1.4.
Unless otherwise expressly authorized in writing by CIW, all Confidential Information made available to Consultant, including copies thereof, shall be returned to CIW upon the first to occur of (i) termination of this Agreement or (ii) request by CIW;

6.1.5.
Nothing in this Agreement shall prohibit or limit Consultant’s use of information (including, but not limited to, ideas, concepts, know-how, techniques, and methodology) (i) previously known to him, (ii) independently developed by him, (iii) acquired by him from a third party which is not, to Consultant’s knowledge, under an obligation to CIW not to disclose such information, or (iv) which is or becomes publicly available through no breach by Consultant of this Agreement;

6.1.6.	Nothing in the Agreement shall be construed to grant to Consultant any rights or licenses to use the Confidential Information;

6.1.7.
The obligations in this Section 6 shall not restrict any disclosure pursuant to any applicable law or by order of any court or government agency; provided that (i) Consultant shall give prompt notice (and in any event prior to any disclosure) to CIW of such order, (ii) Consultant shall cooperate with CIW at CIW’s expense in resisting such disclosure or seeking suitable protections prior to such disclosure and (iii) Consultant shall disclose only such Confidential Information as Consultant is compelled to disclose; and

6.1.8.
Notwithstanding anything to the contrary contained in this Agreement, the terms and conditions of this Section 6 shall survive for a period of ten (10) years after the termination or expiration of this Agreement or such longer period as necessary to maintain the trade secret status of any Confidential Information.

7.	Term
7.1.
This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of five years or until the Agreement is terminated in accordance with the provisions of this Agreement.

8.	Termination
8.1.
Either party may terminate this Agreement prior to the Termination Date for cause (“Cause”). Cause for termination exists if a party commits a material breach of this Agreement which remains uncured after thirty (30) days’ written notice thereof. Termination shall be effective at close of business on the last date of the cure period.

8.2.
Upon termination of this Agreement, Consultant will cease all performance of the Services and all activities on behalf of CIW and shall promptly deliver to CIW, without cost to CIW and retaining no copies thereof or means of access thereto, all Confidential Information in Consultant’s possession or control, including without limitation Confidential Information developed by Consultant under this Agreement.

9.	Entire Agreement
9.1.
This Agreement sets forth the entire intent and understanding of the parties hereto on the subject matter hereof and supersedes any other agreements or understandings. It may be amended only by a writing duly signed by both of the parties hereto.

10.	Notices
10.1.
Any notice or other communication given pursuant to this Agreement shall be in writing and shall be effective either when delivered personally to the party for whom intended, or five (5) days following deposit of the same into the United States mail (certified mail, return receipt requested, or first class postage prepaid), addressed to such party at the address set forth on the initial page of this Agreement. Either party may designate a different address by notice to the other given in accordance with this provision.

11.	Nonassignability
11.1.	This Agreement is not assignable by Consultant without the prior written consent of CIW.

12.	Governing Law
12.1.
This Agreement will be deemed to have been executed and delivered in the State of New York and it will be governed by and construed in accordance with the laws of New York without resort to its conflicts of law rules.

Each intending to be bound to the other, CIW and Consultant have caused this Agreement to be executed.

Agreed and accepted:

China industrial waste management, INC.

By  Jinqin Dong

Signature
President, CEO
_____________________________________
Title

6/8/2006
__________________________________________
Date

CONSULTANT

By Mui Chiu Yeung

Signature

6/8/2006
__________________________________________
Date

CONSULTANT

By Chi Chuen Cheung

Signature

6/8/2006
__________________________________________
Date